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                          STURM, RUGER & COMPANY, INC.

                     Unanimous Written Consent of Directors
                               In Lieu of Meeting
                        Pursuant to Section 141(f) of the
                        Delaware General Corporation Law

                                February 13, 1997


     RESOLVED, that the Board of Directors of the Corporation deems it advisable and in the best interests of the Corporation that Article 2, Sections 4 and 5 of the Bylaws of the Corporation be amended to read in full as follows:

     "Section 4. Notice of Meetings. Written or printed notice stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given by or at the direction of the President or Secretary to each shareholder of record entitled to vote at such meeting, by leaving such notice with him or at his residence or usual place of business, or by mailing a copy thereof addressed to him at his last known post-office address as last shown on the stock records of the corporation, postage pre-paid, not less than ten nor more than sixty days before the date of such meeting.


     Section 5. Closing of Transfer Books or Fixing of Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders of any adjournment thereof, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors of the corporation may provide that the stock transfer books shall be closed for a stated period but not to exceed, in any case, sixty days. If the stock transfer books shall be closed for the purpose of determining shareholders entitled to notice of or to vote at a meeting of shareholders, such books shall be closed for at least ten days immediately preceding such meeting. In lieu of closing the stock transfer books, the Board of Directors may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than sixty days and, in case of a meeting of the shareholders, not less than ten days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. If the stock transfer books are not closed and no record date is fixed for the determination of the shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders. When the determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment thereof."

                                 CERTIFICATION

I, Leslie M. Gaspar, Secretary of Sturm, Ruger & Company, Inc., a Delaware Corporation, do hereby certify that the above is a true and complete excerpt of the unanimous written consent of the Board of Directors of Sturm, Ruger & Company, Inc. which was made on February 13, 1997.

                                             S/Leslie M. Gaspar
                                             ---------------------------
                                             Leslie M. Gaspar, Secretary
                                             STURM, RUGER & COMPANY, INC.
                                             a Delaware Corporation


Subscribed and Sworn to before me
this 20th day of March 1997
S/Mary Krim
-----------------------------------
Notary Commission Exp. May 31, 2000